Exhibit 99.2

UMB Financial Corporation
Pro Forma Fact Sheet

On May 31, 2015, UMB Financial Corporation completed its acquisition of Marquette Financial Companies (MFC), which included Meridian Bank, N.A., Meridian Bank Texas, Marquette Transportation Finance, Marquette Business Credit and Marquette Asset Management.

This acquisition allows our customers to have access to an even wider range of meaningful products and services. From commercial banking to asset management for individuals and institutions to healthcare financial services to specialty lending, UMB focuses on creating a customer experience that is more than people have become accustomed to expect.

The most successful acquisitions result when complementary cultures and values are brought together – and that’s what we are doing! This Fact Sheet provides a financial glimpse of what UMB and MFC would have looked like on a combined, pro forma basis as of December 31, 2014. We are now even better positioned to serve our customers today and in the future.

	Industry Median[1]	UMBF
5-Year Dividend Growth[2]	+4.8%	+28.2%*
Nonperforming Loans to Total Loans	1.21%	0.35%
Loan-to-Deposit Ratio	76.5%	58.3%

[1]	Industry median is defined as all regulated depositories, according to and as reported by SNL Financial, with 12/31/14 data reported as of 5/22/15, unless otherwise noted.
[2]	Dividend growth is calculated using dividends declared in the years ended 12/31/09 and 12/31/14. Industry median is calculated for all publicly-traded banks and thrifts that declared a dividend in 2009 and have data available from SNL Financial for both periods.

Recognized as a market leader in the financial industry

As of and for the year ended
December 31, 2014
Total Revenue	$916.4 million
Percent Revenue From Fees	54.9%
Total Assets	$18.8 billion
Total Loans & Leases (includes loans and leases held for sale)	$8.5 billion
Total Deposits	$14.6 billion
Assets Under Management*	$42.8 billion
Percentage of Noninterest Bearing Deposits	40.3%
Employees	3,880 associates
Branches (Bank)	122

Other Information
Fitch Rating*	A+/Stable
S&P*	A–/Stable

Pro forma is defined as financial data as of 12/31/14 for UMB Financial Corporation and Marquette Financial Companies on a combined basis with no purchase-accounting adjustments or growth projections.

Financial data for Marquette Financial Companies is based on its financial reports and regulatory filings.

* Only UMB